IMPORTANT NOTICE
- CONCERNING ANISE’S $11 PER UNIT OFFER -

PLEASE READ

June 16, 2008

Dear Limited Partner of Boston Financial Qualified Housing Tax Credits L.P. III (the “Fund”):

We at MMA Financial learned for the first time on June 11, 2008 that you may have recently received an offer to purchase your Units in the Fund from an entity named Anise, L.L.C. (“Anise”). Anise is not affiliated with the Fund, the managing general partner of the Fund (the “General Partner”) or any affiliates of the General Partner. The General Partner is recommending that you do not tender your Units to Anise. Limited Partners should carefully consider the following factors, which the General Partner considered and believes support its recommendation not to tender Units in the Anise offer:

♦ You will lose the right to participate in any future distributions.

The Fund has been selling its interests in properties in anticipation of winding up its business. As a result of such sales, the Fund distributed cash of $96.77 per Unit on October 30, 2007. Limited Partners who tender their Units will be transferring to Anise their right to receive any future distributions from the Fund, including distributions from any refinancing or sale of the Fund’s remaining six (6) properties. An example of the potential consequences of such a transfer occurred recently where Paco Development, L.L.C., an entity with whom Anise is acting, made a tender offer for Units at $33 per Unit right before the Fund made the $96.77 distribution. If you had tendered in the offer made by Paco, on a per Unit basis you would have lost a $96.77 immediate distribution plus all future distributions in exchange for $33 in sale proceeds. Although there can be no assurance as to the timing, amount or occurrence of any future distributions, the General Partner has projected future distributions of up to $24 per Unit based on its projected sale of interests in the remaining six (6) properties.

♦ In most cases, you will receive only $1 per Unit or $0 per Unit as a result of transfer fees.

Anise’s offer is not net of transfer fees, which means that a Limited Partner who sells Units to Anise will be required to pay a transfer fee of $10 per Unit transferred ($100 minimum/$250 maximum). Thus, if you sell 9 or less Units you will not receive any cash for your Units and if you sell between 10 and 22 Units you will receive only $1 per Unit for your Units. If you tender less than 10 Units in Anise’s offer, Anise may try to collect from you the difference between the $100 minimum transfer fee and the purchase price for your Units. You will not incur any transfer fees if you hold your Units through the liquidation of the Fund.

♦ The amount offered by Anise is less than the current trading price of Units of $51.82.

The weighted average trading price per Unit of the Fund was $51.82 for trades reported in Direct Investments Spectrum from February 1, 2008 through March 31, 2008, before selling costs, commissions, and adjustments for tax benefits. Anise’s offer price of $11 per Unit is significantly below this amount. Selling your Units through the secondary market will yield you the same tax benefits as tendering your Units in Anise’s offer. The General Partner disagrees with Anise’s assertion that tax losses of the Fund may be more valuable to Anise than to most individual investors because the General Partner does not project the Fund to generate material passive losses in the future. Anise will likely not have future losses, so it is not uniquely positioned to obtain a tax benefit from buying your Units that other potential purchasers of your Units would not also receive.

♦ Anise may have an information advantage as to the value of the Fund.

Anise has a relationship with Mr. David Johnson and has reported in filings with the U.S. Securities and Exchange Commission (the “SEC”) that it is acting together with entities affiliated with Mr. Johnson. In October of 2006, a Nebraska state court judge (Gerald E. Moran) found that entities controlled by Mr. Johnson did not abide by SEC guidance concerning tender offers. (Institutional Bond Investors II, L.L.C. v. America First Tax Exempt Investors, L.P., et. al., In the District Court of Douglas County, Nebraska, Doc. 1053, Page 839). Judge Moran also stated that there was believable evidence that the entity controlled by Mr. Johnson “employs a business strategy wherein it purchases a small fraction of a company or partnership in order to gain a toehold in the enterprise.” Judge Moran observed such strategy as a way “to gain access to sensitive business information which, if successful, is then used for exploitation of either the business, its less sophisticated shareholders, or both.” Similarly, in order to settle a lawsuit, the Fund has made available to Mr. Johnson business information concerning the Fund that it considers sensitive. Because Anise is acting together with entities affiliated with Mr. Johnson, the General Partner believes that Anise has received such information. The information has subsequently been filed by the Fund with the SEC.

The General Partner’s recommendation that you not tender your Units in Anise’s offer is based on the factors outlined above. You should decide whether or not to tender your Units based on your individual circumstances. If you decide to sell your Units, it does not mean that you should tender your Units in Anise’s offer. Before doing so, you should speak with your financial advisor and tax advisor and investigate opportunities to sell your Units on the secondary market. At the end of this letter is a list of toll-free numbers of secondary market firms that have traded in Units.

You should note that Anise’s offer is what is commonly referred to as a “mini-tender offer”. Mini-tender offers avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the SEC, and other procedures required by United States securities laws. The SEC has issued an investor alert regarding mini-tender offers. The SEC noted that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory may be found on the SEC’s website at http://www.sec.gov/ investor/pubs/minitend.htm.

This Notice contains forward-looking statements. When used in this Notice, the words “may,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would,” “goal” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the General Partner’s inability to find suitable purchasers for the Fund’s interests in properties, the inability to agree on an acceptable purchase price or contract terms for any sale of such interests, fluctuations in the market value of the properties, general economic conditions and other factors. These factors may affect both the amount of distributions ultimately made by the Fund and the timing of such distributions and the liquidation of the Fund. The General Partner does not intend to update any forward-looking statements to reflect the occurrence of any future events or circumstances; however, information concerning the Fund will be available in the filings that the Fund makes with the SEC. These filings may be accessed on the SEC’s web site at http://www.sec.gov.

If you have any questions concerning the General Partner’s recommendation not to tender your Units in the Anise offer, please call MMA Financial Partnership Administration at 1-800-823-4828, between 9AM and 5PM Central Standard Time.

Sincerely,

MMA Financial Partnership Administration

ACS Securities Services, Inc.
MMA Financial Partnership Administration
1-800-823-4828

Below is a listing of secondary market firms that have traded in Boston Financial Tax Credit Limited Partnerships:

DCC Securities Corp.	800-945-0440
American Partnership Services	800-736-9797
Advantage Partnerships	866-735-5579
Napex	800-356-2739
North Coast Securities	800-700-7998
Alliance Partnership Services	800-990-5604

As pricing may vary among secondary market makers, it is recommended that you call more than one. If you have further questions, we recommend that you consult with your Investment Representative.